Exhibit 5.1

June 2, 2023

Knightscope, Inc.
1070 Terra Bella Avenue
Mountain View, California 94043

Re:	Registration Statement on Form S-8 of Shares of Class A Common Stock, par value $0.001 per share, of Knightscope, Inc.

Ladies and Gentlemen:

We have acted as counsel to Knightscope, Inc. (“Knightscope”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which Knightscope is filing with the Securities and Exchange Commission (the “Commission”) with respect to 1,917,354 shares of Class A Common Stock, par value $0.001 per share (the “Shares”), of Knightscope that may be issued under the Knightscope, Inc. 2022 Equity Incentive Plan (the “Plan”).

We have examined the Registration Statement and such documents and records of Knightscope as we have deemed necessary for the purposes of this opinion. In giving this opinion, we have assumed the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Shares that may be issued pursuant to the Plan, upon the registration by its registrar of such Shares and the issuance thereof by Knightscope in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Perkins Coie LLP